CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2012, relating to the financial statements and financial highlights which appears in the December 31, 2011 Annual Report to Shareholders of the Litman Gregory Masters Equity Fund, Litman Gregory Masters International Fund, Litman Gregory Masters Value Fund, Litman Gregory Masters Smaller Companies Fund, Litman Gregory Masters Focused Opportunities Fund, and Litman Gregory Masters Alternative Strategies Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers LLP
San Francisco, CA
April 30, 2013